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Minerals Technologies Inc.

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MINERALS TECHNOLOGIES INC.
Annual Meeting of Stockholders to be held on May 16, 2012

Supplemental Information Regarding Item 3:
Proposal to Approve the 2011 Compensation of our Named Executive Officers

May 3, 2012

Dear Stockholder:

At MTI’s 2012 Annual Meeting of Stockholders, you will again be provided the opportunity to cast an advisory vote to approve the compensation of our named executive officers (Proposal No. 3).  We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors FOR our proposal to approve the 2011 compensation of our named executive officers (“say on pay”).

As you may know, ISS Proxy Advisory Services and Glass Lewis & Co. have recommended a vote against our say on pay proposal.  We strongly disagree with their recommendations.  For the reasons we discuss below, we believe their analyses are inaccurate and their methodologies flawed.

The Compensation Discussion and Analysis on page 28 of our Proxy Statement explains in detail MTI’s pay-for-performance compensation program. At last year’s Annual Meeting of Stockholders, MTI’s compensation program was approved with the support of 94% of the votes cast. We viewed this as evidence of strong stockholder support for MTI’s executive compensation decisions and policies. Accordingly, we substantially maintained our executive compensation policies for 2011. MTI’s Board of Directors remains committed to compensation that drives performance and aligns with investors’ interests. We believe that the benchmarks, targets and metrics at the core of the MTI compensation program have successfully correlated with the company’s improved near- and long-term financial and operating performance.  The following is a brief summary of this performance and how it has tied to executive compensation.

We delivered record financial performance for 2010 and again in 2011.

•
We had record earnings per share of $3.58 in 2010 and $3.77 in 2011, excluding special items. 2011 earnings represented a 5% increase over 2010 and a 49% increase over 2006 earnings, for a 5-year compound annual growth rate of 8.3%.  2011 was also a record earnings year for our Refractories segment. Just three years ago, in early 2009, this segment was operating at a loss.  Our Performance Minerals product lines also performed at very high levels.

•	Operating income excluding special items topped $100 million in 2011 for the first time in Company history.

•
Our Return on Capital (“ROC”) for 2011 was 8.5 percent, achieving a target we set five years ago to increase ROC to above our weighted average cost of capital, which in 2011 was 8.3 percent. ROC was just 6.0% in 2006, for a compound annual growth rate of 7.2%.

•
We generated $134 million in cash in 2011, and we repurchased $48 million in stock through our continuing share repurchase program.  Our net cash position has improved by approximately $400 million since 2006, including a reduction of working capital by $90 million, or 37%, over that time period.

 We make extensive use of performance-based compensation.

•
Over 80% of the compensation of our CEO and, on average, about three-fourths of the other named executive officers’ compensation is at risk and variable depending on Company and individual performance.

•
A substantial majority (80%) of the awards granted under our Annual Incentive Plan are based on the achievement of challenging goals, which are tied to business plans in order to provide incentives to management to create value consistent with the Company’s business strategy. For 2011, we determined that two financial measures—Operating Income (“OI”) and ROC—are the most important business metrics that lead to creation of stockholder value, and therefore deserve significant focus.  2011 payouts under our Annual Incentive Plan reflected our record OI and that ROC finally achieved our 5-year target.  Nevertheless, despite the Company’s strong performance in 2011, the payout for corporate performance in 2011 decreased from 2010 payout levels. Although our absolute performance was improved over 2010, because the 2011 target performance levels were substantially higher than the 2010 targets, performance relative to such higher targets was lower.  This result reinforces the objective of driving higher performance through steadily increasing target performance levels.

•
Long-term incentive goals under our Performance Unit plan, which can represent up to approximately 25% of target direct remuneration, are set three years in advance of payment dates and are tied to ROC and to total shareholder return relative to other companies in the industries we compete in and to the broader market.  This directly links executives’ interests with long-term interests of shareholders.  Where the Company’s performance lagged against our high targets, during the 2006-2008 and 2007-2009 periods, there were zero payouts under this plan.  Payout levels were just 40% of target for the 2008-2010 period and 78% of target for 2009-2011, as performance has improved.

•	The following chart sets forth how the payouts for Company performance under our Annual Incentive Plan and on Performance Units that have reflected MTI’s financial performance over the past 5 years.
Year	Earnings Per Share	Company Performance Factor as Percentage of Target under Annual Incentive Plan	Performance Period for Performance Units	Performance Units Payout as a Percentage of Payout at Target Performance
2011	$3.77*	120%	2009 – 2011	78%
2010	$3.58*	157%	2008 – 2010	40%
2009	$1.55	81%	2007 – 2009	0%
2008	$3.42*	85%	2006 – 2008	0%
2007	$2.83	101%	2005 – 2007	0%
* Record Years

•
The majority of our long term incentives are equity-based awards (stock options and restricted stock), which we believe provides a direct link between pay and stockholder interests.  The realizable value of equity awards to our CEO has been substantially below the value we are required to report in our Proxy Statement, which is based on accounting values.  Including both equity-based and non-equity-based (Performance Units) awards, the realizable value as at 12/31/12 of all long-term incentive awards made to over our CEO’s 5-year tenure was only 58.4% of the awards’ grant date value.

•	Non-performance based pay consists principally of base salary. There has been no increase in our CEO’s base salary since 2009.

We have implemented a comprehensive program of compensation best practices.

•
We have stock ownership guidelines covering all named executive officers, with our CEO required to own stock valued at four times annual base salary.  Named executive officers also must retain in stock for five years at least 50% of the after-tax value of option exercises and restricted stock vestings.  And in 2011, we strengthened the stock ownership guidelines applicable to MTI’s directors.

•	Since 2009, we have had a “double trigger” for acceleration of vesting of equity awards on a change of control.

•	We provide only minimal perquisites, do not generally provide excise tax gross-up payments, and have not participated in a practice of backdating or repricing stock options.

We believe ISS’s and Glass Lewis’s recommendations result from highly flawed methodologies and are based on factual errors and incomplete information.

ISS rated MTI’s compensation as only a “Medium” (not “High”) concern, but appears to have recommended voting against MTI’s say-on-pay proposal because MTI fails one of ISS’s several pay-for-performance tests based on the relative alignment of CEO pay vs. total shareholder return as compared to an ISS-selected peer group.  This comparison is flawed as the peer group ISS selected does not provide appropriate comparators for MTI.   ISS uses a proprietary method of selecting its peer group constituents, and appears to compare MTI to specialty chemical companies, ignoring much of MTI’s business.  In contrast, the peer group MTI designed for purposes of our long-term incentive Performance Unit plan, which compares MTI’s TSR performance against a peer group’s performance, selected specialty chemical, refractory, mineral/mining, and paper supply companies, encompassing a more accurate group of our peers and competitors. A list of these companies is attached.  In addition, ISS significantly overstates MTI’s CEO pay, as it utilizes its own Black-Scholes analysis that bears no relation to MTI’s valuation methodology or the accounting value MTI expenses for option grants.  And, this one test is solely based on CEO pay compared to TSR.  It ignores the financial, operational and transformational successes MTI has had, which are discussed above and in our Proxy Statement and Annual Report.

Glass Lewis provided no transparency into what companies constituted the peer group that it used, although the little information it provided indicated that its peer group was also flawed, as the companies were based on an enterprise value calculation that appears to lead to a choice of much smaller companies as peers.  Glass Lewis also based its recommendation on an erroneous position that MTI provides “single trigger” change in control benefits.  In fact, as MTI’s proxy statement clearly states, since 2009 MTI’s equity plan has had a “double trigger” for accelerated vesting.  Glass Lewis also erroneously states that MTI’s short- and long-term incentive arrangements are based on “similar metrics.” While this apparently refers to the use of ROC as a metric for both short-term and long-term incentive compensation, it ignores that different targets are used for each plan and each plan uses several other metrics, making ROC only a small component of each.  We also believe that the financial and operating performance data Glass Lewis uses fails to take into account the specifics of MTI’s financial and business performance.

We have also attached to this letter copies of letters we have sent to ISS and Glass Lewis pointing out their errors and expressing in more detail our disagreement with the methodology they have used.  If you have or will consider ISS’s or Glass Lewis’s views in connection with your decision whether to support our say-on-pay proposal, we urge you to read the attached letters.

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR approval of the 2011 compensation of our executive officers. If you have already cast a vote against the proposal, we urge you to reconsider that determination and submit a new vote in favor of the proposal.

If you have questions, you may direct them to Rick Honey, Vice President, Investor Relations/Corporate Communications, at 212-878-1831.

Thank you for your consideration.

Attachment A

MTI Peer Group to Compare Total Shareholder Return

Specialty Chemical Companies (15% of total)
Albemarle Corp.
Cabot Corp.
Cytec Industries Inc.
HB Fuller Co.
Quaker Chemical Corporation
Rockwood Holdings Inc.

Mining/Minerals Companies (11% of total)
Amcol International Corp.
Oil-Dri Corp. of America
Vulcan Materials Company
United States Lime & Minerals Inc.

Refractory Companies (25% of total)
RHI AG
Morgan Crucible Co. plc
Cookson Group plc

Paper Companies (34% of total)
Xerium Technologies Inc.
Albany International Corp.
Metso Corp.

Imerys SA (15% of total)

May 1, 2012
Glass Lewis & Co., LLC
One Sansome Street
Suite 3300
San Franciso, CA 94104
Attention: Katherine Rabin - Chief Executive Officer

Re:	Glass Lewis Proxy Paper on Minerals Technologies, Inc. Published April 23, 2012

Ladies and Gentlemen:

We are writing in reference to the above-captioned Glass Lewis proxy paper, which was published in connection with the Minerals Technologies Inc. (“MTI”) Annual Meeting of Stockholders to be held on May 16, 2012.  In the proxy paper, Glass Lewis has made a negative recommendation with respect to the MTI’s advisory vote on executive compensation proposal.  This recommendation appears to result from Glass Lewis’s assignment of a “Fair” grade to MTI’s compensation structure and an “F” grade on pay-for-performance.  We believe these grades are based on factual errors and incomplete information.  We would also like to express our disagreement with the methodology used in your paper as well as the lack of transparency as to that methodology.

The errors and disagreements are as follows:

•
The proxy paper notes three concerns leading to the “Fair” grade on MTI’s compensation structure: Change of Control Provisions, No Clawback Provision, and Narrow Performance Conditions.  The concern over Change of Control Provisions is based on a factual error.  The proxy paper states on page 9 that MTI has “single-trigger CIC benefits” and on page 11 expresses a concern that MTI “provides for immediate vesting of certain equity awards upon a change of control of the Company”.  However, MTI’s proxy statement in connection with the 2012 Annual Meeting of Stockholders states in several locations that, since 2009, MTI’s equity plan has had a “double trigger” for accelerated vesting, requiring both a change in control and termination.  See the final sentence of the carryover paragraph at the top of page 34, as well as the section entitled “2001 Stock Award and Incentive Plan” on page 62 of the 2012 proxy statement.

•
The concern over Narrow Performance Conditions on page 12 of the proxy paper states that MTI’s “short- and long-term incentive arrangements are based on similar metrics,” apparently referring to the use of Return on Capital (ROC) as a metric for both MTI’s annual incentive plan and MTI’s performance unit plan.  The proxy paper’s analysis fails to note, however, that in both cases, ROC is only one of several metrics used, and therefore ROC performance will only affect a small portion of short- and long-term compensation.  The short-term incentive plan also uses operating income and other personal and financial measures as metrics; ROC performance only constitutes 28% of the short-term award opportunity (i.e, 40% of the 70% of the bonus opportunity that is based on corporate financial metrics).  The performance unit plan, which comprises only 40% of target long-term incentives, uses ROC along with two different measures of stock performance (each component equally weighted); ROC performance thus constitutes only 13.33% (i.e., 1/3 of 40%) of the long-term award opportunity.  More importantly, the two plans use different targets for ROC, as the short-term incentive plan measures ROC over a one-year period, while the performance unit plan sets an ROC target to be achieved three years in the future.  In practice, this difference in targets leads to important differences in payout amounts.  While payouts based on financial performance under the short-term incentive plan were above target for 2011, based in part on above-target ROC performance in 2011, payouts on long-term performance units for 2011, reflecting performance from 2009-2011, were only 78% of target, as the improved 2011 did not fully offset the results of 2009 and 2010.  See the descriptions of MTI’s annual incentive plan on pages 41-43 and of the performance unit plan on pages 47-48 of the 2012 MTI proxy statement.  We believe this structure – relying on several different metrics for each of short- and long-term compensation, and relying on different targets for the ROC component of short- and long-term compensation – is consistent with Glass Lewis’s statement in the proxy paper that it “believes the best compensations policies are based on a variety of performance metrics.”

•
With respect to the pay-for-performance analysis set forth in the proxy paper, we find troubling the lack of transparency into the peer groups used for comparison purposes.  And while we can’t know for sure, since the peer group components are not disclosed, from what MTI can tell, the peer groups consist of inappropriate comparators.  The proxy paper states that Glass Lewis calculates MTI’s enterprise value at $872.5 million, while the peer group of “similarly-sized companies” has a median enterprise value of $727 million.  Thus, by Glass Lewis’s own calculation, MTI’s enterprise value is more than 20% greater than the median enterprise value of the peer group of “similarly-sized companies”.  But this calculation significantly understates the differences between MTI and the peers Glass Lewis uses.  Glass Lewis’s calculation fails to recognize that MTI has over $400 million in cash and only $100 million in debt.  This results in a negative net debt position for MTI, causing MTI’s enterprise value to be lower than market capitalization of approximately $1.2 billion.  This is a highly uncommon position among public companies and reflects the true strength of MTI’s balance sheet as compared to our peers.  If the peer comparison were done on market capitalization basis, MTI would be likely be double the median size of Glass Lewis’s peer group of “similarly-sized companies”, as a peer group public company with an enterprise value of $727 million would most likely have a market capitalization of around $600 million.  Similarly, the “sector group” used by Glass Lewis has a median enterprise value of $730.7 million, which is again significantly smaller than MTI on the basis of the enterprise value calculation.  As discussed above with respect to the “similarly-sized companies” peer group, the use of the enterprise value to determine sector group peers rather than market capitalization significantly understates the difference between MTI and the peer group.   (No information at all is disclosed about the “sub-industry group”.)

•
Moreover, we believe that the selection of peers is inappropriate even apart from using inappropriately sized peers.  We understand that Glass Lewis uses GICS classifications to determine peer groups.  Because these classifications are proprietary, we do not have access to the group of the companies that Glass Lewis uses in its comparisons.  However, our understanding is that the groups may include companies that are engaged in entirely different and unrelated businesses, which does not provide a reasonable group of comparator companies.

•
We also believe that Glass Lewis’s one-size-fits-all pay-for-performance analysis is not transparent– it consists of some unspecified amalgamation of 1, 2, and 3 year data – and fails to take into account the specifics of MTI’s financial and business performance.  For example, MTI performs poorly on the “change in operating cash flow” metric, but that metric doesn’t appear to take into account that in 2009 MTI reduced working capital by $57 million, causing the metric to inappropriately record negative changes in operating cash flow since then even though the financial situation actually was greatly improved by generating a large amount of cash in that year due to an increase in working capital efficiencies.  Moreover, MTI performs poorly on the “ROA” and “ROE” metrics, likely due to the high amount of cash on MTI’s strong balance sheet, but we believe this cash has great strategic and operational value not captured by Glass Lewis’s metrics.

•
We also find the statement on page 12 of the proxy paper that MTI’s executive compensation program is “adequately designed to link executive compensation with performance” to be inconsistent with the statement in the next paragraph that MTI has exhibited a “continued failure to align executive pay with performance” as well as the negative recommendation on the advisory vote on executive compensation proposal.  Moreover, we believe that the “continued failure” statement is inconsistent with the fact that approximately 94% of MTI’s shareholders approved 2010 executive compensation and that there were no significant changes in the program since then.

We are disappointed with what we view as a failure by Glass Lewis to accurately describe and analyze in the proxy paper significant components of MTI’s compensation program.  We respectfully request that you promptly amend the Glass Lewis proxy paper on MTI to correct the factual inaccuracies and consider revising your recommendation on our advisory vote on executive compensation proposal based on the corrected information.

Please feel free to contact me at the above phone number or e-mail address if you would like any further information or to discuss any of the above comments.

Very truly yours,

/s/ Thomas J. Meek

Thomas J. Meek

Senior Vice President and General Counsel

May 3, 2012
Institutional Shareholder Services Inc.
2099 Gaither Road, Suite 501
Rockville, MD 20850
Attn: Kathy Cohen

Re:	ISS Proxy Advisory Services Proxy Report on Minerals Technologies, Inc. Published May 2, 2012

Ladies and Gentlemen:

We are writing in reference to the above-captioned report, which was published in connection with the Minerals Technologies Inc. (“MTI”) Annual Meeting of Stockholders to be held on May 16, 2012.  In the proxy paper, ISS has made a negative recommendation with respect to the MTI’s advisory vote on executive compensation proposal.  This recommendation appears to result from ISS’s assignment of a “High” concern on ISS’s pay-for-performance evaluation, even though ISS only assigns a “Medium” concern to MTI’s overall compensation.  We believe this recommendation is based on a flawed methodology that fails to take into consideration MTI’s specific situation.

•
ISS constructed a peer group of 21 comparator companies, but the companies ISS selected do not provide appropriate comparators for MTI.   ISS uses the proprietary GICS classification to select its peer group constituents, and appears to compare MTI principally to specialty chemical companies.  The method fails to recognize our unique business structure and ignores MTI’s refractories business and performance minerals business.  These two businesses combined to account for approximately half of MTI’s 2011 revenues.  In contrast, the peer group MTI designed for purposes of our long-term incentive Performance Unit plan, which compares MTI’s TSR performance against a peer group’s performance, selected specialty chemical, refractory, mineral/mining, and paper supply companies, encompassing a more accurate group of our peers and competitors.

•
ISS overstates the compensation paid to our CEO by utilizing its own Black-Scholes valuation of the stock options paid to the CEO.  In fact, ISS calculated a value of $1.192 million, which is $440,000, or 59%, higher than the MTI disclosed value. ISS’s model to value options differs from the model used by MTI and is inconsistent with applicable accounting guidance.  MTI’s grant date fair value of option awards as set forth in our proxy statement is the same as that used for purposes of recording the compensation expense in our audited financial statements, and we believe our assumptions are appropriate and reasonable. We believe that the assumptions underlying the fair value of option awards reported in the ISS’s report are not appropriate or reasonable.

Institutional Shareholder Services
May 3, 2012
Page  of 2 of 3

•
ISS criticizes what it terms “above median benchmarking,” taking issue with the Company-selected peer group, noting that most peers are larger on a revenue basis.  While the peers MTI has used are larger based on revenue, MTI is more profitable (MTI’s 2010 net sales/income ratio at the 66th percentile) and similar in market capitalization (MTI’s market capitalization at September 30, 2011 was at the 53rd percentile).  We believe that ISS’s focus on revenues is not appropriate as the primary criterion for selecting companies for executive compensation decision-making.  For example, market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, which is often the largest component of CEO compensation.

•
ISS also criticizes MTI’s benchmarking targets – apparently criticizing the intention to pay 75th percentile for high levels of performance.  This is inconsistent with ISS’ own “Disclosed Benchmarking Targets” chart on page 13 that says target total compensation (in addition to target short-term and target long-term) is “not disclosed.”  Substantively, MTI’s proxy statement clearly states that pay is not set to achieve a targeted positioning.

•
Finally, while the test that caused MTI to fail ISS’s evaluation – the relative alignment of TSR and CEO pay – is based on peer group data, we do not believe this is appropriate.  MTI does not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the chemical industry, as well as companies in general industry. Moreover, this test ignores the operational and transformational successes MTI has had.  One single test cannot capture the many successes we outline in our Proxy Statement and Annual Report to Shareholder.

•
At last year’s Annual Meeting of Stockholders, MTI’s compensation program was approved with the support of 94% of the votes cast. ISS recommended approval of MTI’s executive compensation at that time.  We viewed this vote as evidence of strong stockholder support for MTI’s executive compensation decisions and policies. Accordingly, we substantially maintained our executive compensation policies for 2011.  We do not believe there have been any changes in compensation programs that warrant a change in ISS’s recommendation with respect to our executive compensation.

We respectfully request that you consider revising your recommendation on our advisory vote on executive compensation proposal based on these considerations.

Institutional Shareholder Services
May 3, 2012
Page  of 3 of 3

Please feel free to contact me at the above phone number or e-mail address if you would like any further information or to discuss any of the above comments.

Very truly yours,

/s/ Thomas J. Meek

Thomas J. Meek

Senior Vice President and General Counsel